EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-144680, No. 333-43837, No. 333-43839, No. 333-72939 and No. 333-102701, and Form S-3, No. 333-81037) of Siebert Financial Corp. and in the related prospectus of our report dated March 27, 2007 with respect to the consolidated financial statements of Siebert Financial Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the incorporation by reference of our report dated February 26, 2008 with respect to the financial statements of Siebert, Brandford, Shank & Co., L.L.C. included in this Annual Report on Form 10-K.

/s/ Eisner LLP

New York, New York
March 27, 2008